SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549

                               FORM 8-K


                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                  Date of Report:  September 30, 1998



                            MEDIMMUNE, INC.
        (Exact name of registrant as specified in its charter)



                   Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-
          0770


             No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                            MEDIMMUNE, INC.
                      Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated September 28, 1998:

      NEW DATA FROM MEDIMMUNE CLINICAL TRIALS PRESENTED AT ICAAC
- Results From Trials Evaluating HPV Vaccine and Synagis for Treatment
                               of RSV -

Gaithersburg, MD, September 28, 1998 -- MedImmune (Nasdaq:MEDI) today reported new clinical data from two of the Company's programs: MEDI-501, a candidate vaccine for human papillomavirus (HPV), and Synagis (palivizumab), a monoclonal antibody for respiratory syncytial virus
(RSV). Data were presented by investigators at the 38th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in San Diego, California.

In a clinical trial conducted to evaluate the safety and immunogenicity of MEDI-501, recipients developed dose-related antibody responses to the vaccine and the product was believed to be safe and generally well-tolerated. MEDI-501 is a virus-like particle-based vaccine candidate for HPV type 11, a common cause of genital warts. HPVs cause genital warts and cervical cancer.

In a second set of clinical trials conducted to evaluate Synagis for treating and preventing RSV in adult recipients of hematopoietic stem cell transplants (HSCTs), Synagis was maintained in the blood above concentrations believed to provide protection against severe RSV disease. Additionally, Synagis was believed to be safe and generally well-tolerated in these treatment settings. Synagis is a humanized monoclonal antibody currently marketed in the United States for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus (RSV) in pediatric patients at high risk of RSV disease (please see full prescribing information at www.medimmune.com/products/synagispi.htm). RSV is the most common cause of pneumonia and bronchiolitis in infancy and early childhood. RSV can also cause life-threatening pneumonia in HSCT and other immunocompromised patients.

"The data presented at ICAAC are an important foundation for our understanding of virus-like particle-based HPV vaccines and Synagis in these medical settings, and support moving these programs to the next level of evaluation," commented Edward Connor, M.D., Vice President, Clinical Research at MedImmune. "To date we have studied Synagis primarily for prevention of serious RSV disease in infants. The results presented at ICAAC are a first look at Synagis in the treatment of RSV in hematopoietic stem cell transplant patients. The mortality rate of HSCT recipients who develop RSV pneumonia is reported to be over 70 percent. In this small, uncontrolled treatment study reported at ICAAC, the mortality rate of 17 percent appeared lower than historical data. We are planning in the near future to conduct a controlled trial to assess the efficacy of Synagis in this patient population."

In the first presentation abstract titled "A Phase I Study of a Recombinant Virus Like Particle Vaccine Against Human Papillomavirus Type 11 in Healthy Adult Volunteers," the safety and immunogenicity of MEDI-501 was evaluated in a double-blind, randomized, dose-escalating, adjuvant-controlled trial. These data were presented at ICAAC by Richard C. Reichman, M.D., Professor of Medicine, Microbiology and Immunology at the University of Rochester Medical Center and the Principal Investigator of the vaccine trial. Sixty-five healthy volunteers received an initial injection and two booster injections of either alum-adjuvanted vaccine at various escalating doses or alum alone. Vaccine injections were believed to be generally well-tolerated. The most common adverse events within four days after an injection were those commonly seen with alum-adjuvanted vaccines, including pain at the injection site, headache and fatigue. HPV antibodies were elevated in all patients after each of the three injections of MEDI-501 in the dosing regimen. Antibodies that could neutralize HPV were induced in nearly all volunteers at the higher doses and 100 percent of the patients receiving all three injections at the highest dose (n=10) developed elevated levels of antibodies that could neutralize HPV.

HPVs are responsible for the development of genital warts and cervical cancer. There are over 75 different types of HPV associated with a variety of clinical disorders ranging from benign lesions to potentially lethal cancers. Four types of HPV cause the majority of genital warts and cervical cancer cases: HPV-6 and HPV-11 (genital warts) and HPV-16 and HPV-18 (cervical cancer). There are currently no vaccines to prevent these common sexually transmitted diseases that affect 24 to 40 million men and women in the United States.
MedImmune's strategy for vaccine development, including MEDI-501 (HPV-
11), relies on a virus-like particle (VLP) technology for producing a structurally identical, non-infectious form of the virus in vitro. The potential effectiveness of a VLP vaccine candidate has been demonstrated utilizing an animal model for papillomavirus infection. In late 1997, MedImmune and SmithKline Beecham (SB) announced the formation of an exclusive worldwide alliance to develop HPV vaccine candidates.

In the second presentation abstract titled "Phase I Evaluation of a RSV-Specific Humanized Monoclonal Antibody (MEDI-493) After Hematopoietic Stem Cell Transplantation (HSCT)," the safety and pharmacokinetics of Synagis (palivizumab; formerly identified as MEDI-493) were evaluated in two studies. These data were presented at ICAAC by Michael J.
Boeckh, M.D., Assistant Professor, University of Washington Department of Medicine and Associate in Clinical Research at the Fred Hutchinson Cancer Research Center in Seattle, Washington where the trials were conducted. In both studies, patients received a single 15 mg/kg intravenous dose of Synagis. In the first study, patients at risk for RSV infection but without active infection, received Synagis prophylactically (n=6). Synagis blood serum levels of greater than 40 ug/ml, believed to be protective of RSV, were maintained for 21 days in five patients. In the second study, patients with active RSV infections (n=15) including upper respiratory infections (URI; n=3) or RSV pneumonia (n=12) were treated with ribavirin and Synagis. All three patients with URI and 10 of 12 patients with RSV pneumonia survived the 28 day study period. Synagis in these studies appeared to be safe and generally well-tolerated.

RSV is the most common cause of lower respiratory infections in infants and children worldwide. RSV outbreaks typically occur during the fall, winter and early spring. Healthy children and individuals with adequate immune systems often acquire a benign chest cold when infected with RSV. In contrast, certain high-risk infants such as premature infants and children with bronchopulmonary dysplasia (BPD) are at increased risk for acquiring severe RSV disease (pneumonia and bronchiolitis), often requiring hospitalization. Each year in the United States, more than 90,000 infants are hospitalized with RSV disease. The mortality rate of hospitalized infants with RSV infection of the lower respiratory tract is about 2 percent. There are approximately 325,000 infants at high risk of acquiring severe RSV disease in the U.S. Synagis is a humanized monoclonal antibody currently marketed in the United States for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus
(RSV) in pediatric patients at high risk of RSV disease. Synagis is administered by intramuscular injection at 15 mg/kg and is given once per month during anticipated periods of RSV prevalence in the community.

RSV disease is a serious risk in HSCT recipients. The bone marrow produces all blood cells, including red cells, white cells and platelets. When cancer patients receive high-dose chemotherapy or radiation to eradicate tumors or blood-borne cancers, bone marrow cells are also destroyed, leaving the individual susceptible to infections and blood clotting problems. Hematopoietic stem cell transplantation is often performed to restore the ability of the body to produce blood. Hematopoietic stem cells, the precursors of all blood cells, comprise approximately 1 in every 10,000 bone marrow cells. There are many different sources of hematopoietic stem cells for transplantation. Whole donated bone marrow is most often used as a source of hematopoietic stem cells, especially with allogeneic (non-self) donors. This procedure is commonly known as bone marrow transplantation (BMT). Other growing sources of hematopoietic stem cells include peripheral blood stem cells (PBSCs) isolated directly from the blood, purified bone marrow and umbilical cord blood. There are approximately 30,000 HSCT procedures each year worldwide. Because of the extreme state of immunosuppression these patients experience in the months following an HSCT procedure, individuals can develop severe RSV disease if
exposed to RSV during that period.   The mortality rate of HSCT recipients who
develop RSV pneumonia is reported to be over 70 percent.

MedImmune is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune markets three products through its hospital-based sales force and has four new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, Vice Chairman and Chief Financial Officer

(DATE)            September 30, 1998